                        PRESS RELEASE
9 Meters Biopharma, Inc. Announces the Acquisition of Humanized Anti-GIP Monoclonal Antibody from Lobesity

–Broadens existing pipeline with a monoclonal antibody against a novel target, glucose-dependent insulinotropic polypeptide (GIP) –

–First planned indication is Prader-Willi Syndrome-

–IND-enabling studies ongoing with first-in-human studies anticipated in 2023 –

–Transaction does not impact corporate guidance and company remains fully financed into 2023 with co-lead programs’ in short bowel syndrome (Phase 2) and in celiac disease (Phase 3) –

RALEIGH, NC, July 19, 2021 – 9 Meters Biopharma, Inc. (NASDAQ:NMTR), a clinical-stage company focused on rare and unmet needs in gastroenterology, today announced that the Company has acquired global development rights to a proprietary and highly specific humanized monoclonal antibody (mAb), LOB-0136 (now known as NM-136) that targets glucose-dependent insulinotropic polypeptide (GIP), in addition to related intellectual property from Lobesity LLC, a privately-held biotechnology company focused on breakthrough research and development for metabolic diseases and related disorders.

GIP is a hormone found in the upper small intestine that is released into the blood after food is ingested. Its concentration increases significantly with overeating, leading to higher glucose absorption and greater insulin release. These changes lead to increased glucose uptake into fat cells, which can contribute to obesity and obesity-related disorders such as Prader-Willi Syndrome (PWS). Occurring in approximately one out of every 20,000 births, PWS is recognized as the most common genetic cause of life-threatening childhood obesity.

NM-136, an anti-GIP mAb, has been shown to prevent GIP from binding to its receptor and to decrease nutrient absorption from the intestine. In preclinical obesity models, it has been shown to markedly decrease weight and abdominal fat and to improve lipid profiles. 9 Meters plans to continue the manufacturing optimization and IND-enabling studies, as well as conduct a clinical proof-of-concept study in PWS in 2023.

“Continuing to advance NM-136 will be a very important step forward for patients currently living with PWS and suffering from this life-threatening disease,” said John Temperato, President and Chief Executive Officer of 9 Meters. “This meaningful therapeutic complements and broadens our pipeline of digestive disease assets, while providing us strategic options within our expanded portfolio.”

Daniel Lewis, Chief Executive Officer of Lobesity added, “We’re excited to see our science continue through the development process with the 9 Meters team. Their expertise in the digestive disease space and commitment to patients leaves our team confident that one day patients with PWS may benefit from this novel drug which has shown positive preclinical results.”

9 Meters and Lobesity have agreed to an asset purchase agreement, pursuant to which 9 Meters will acquire LOB-0136, related analogues and all related intellectual property and other related assets of Lobesity for a combination of 40% cash and 60% equity consideration in the form of a $5 million upfront payment (with equity priced at 9 Meters’ 30-day volume weighted average price immediately prior to the closing of the transaction and issued in the form of unregistered common stock), plus the right to contingent payments including certain worldwide regulatory and clinical milestone payments totaling up to $45.5 million, global sales-related milestone payments totaling up to $50 million and, subject to certain adjustments, a mid-single digit royalty on worldwide net sales.

                        PRESS RELEASE

About NM-136 (formerly LOB-0136)
NM-136 is a long-acting, highly specific humanized mAb that binds to GIP. In research models, NM-136 reduced nutrient absorption from the intestine, as well as nutrient storage without affecting appetite, resulting in decreased fat deposition. The candidate is designed to prevent GIP from binding to its receptor, thereby decreasing GIP activity. Studies to date indicate a potential protective effect of NM-136 against a variety of metabolic conditions.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. ("the Company") is a rare and unmet needs-focused gastroenterology company. The Company is advancing vurolenatide, a proprietary long-acting GLP-1 agonist, into a Phase 2 trial for short bowel syndrome (SBS), a rare, orphan disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for symptom improvement in non-responsive celiac disease.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks associated with acquiring and developing additional compounds; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; and risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements because of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contacts:
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

SOURCE: 9 Meters Biopharma

                        PRESS RELEASE
Media Contact:
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Investor Contact:
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577

SOURCE: 9 Meters Biopharma